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                                                                    EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of UTI Energy Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 1997 (except for Note 13, as to which the date is March 24, 1997), with respect to the consolidated financial statements and schedule of UTI Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP


Philadelphia, Pennsylvania
May 27, 1997